EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ENTERS MICHIGAN MARKET
THROUGH JOINT VENTURE WITH MCLAREN HEALTH CARE

Dallas, Texas (April 6, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it has entered the Michigan marketplace through a joint venture agreement with McLaren Health Care Corporation to develop and operate ambulatory surgery centers.

     McLaren Health Care Corporation operates Bay Regional Medical Center, a 415-bed acute care hospital in Bay City, Michigan; Bay Special Care, a 31-bed acute care hospital also in Bay City, Michigan; Ingham Regional Medical Center, a tertiary teaching facility with 310 beds in Lansing, Michigan; Ingham Regional Orthopedic Hospital, a 79-bed specialty hospital in Lansing, Michigan; McLaren Regional Medical Center, a tertiary teaching facility with 439 beds in Flint, Michigan; and Lapeer Regional Hospital, a 222-bed acute care hospital in Lapeer, Michigan.

     Donald E. Steen, chairman of United Surgical Partners International, said, “We are extremely pleased to enter the Michigan marketplace in partnership with such a well respected not-for-profit system. McLaren Health Care has annually been ranked among the top 25 integrated health systems in the U.S. We are excited about the opportunity this joint venture provides to add United Surgical Partners International’s expertise in the operation of ambulatory surgery centers to McLaren Health Care’s success in delivering quality care to their communities.”

     Phillip A. Incarnati, chief executive officer of McLaren Health Care, said, “This is a natural partnership for our system. USPI’s demonstrated strength in the development and management of short stay surgical facilities adds another dimension to McLaren’s approach to the markets we serve today and in the future.”

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 74 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 62 domestic facilities, 35 are jointly owned with 17 not-for-profit healthcare systems.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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